SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                     FORM 15

      Certification and Notice of Termination of Registration under Section
      12(g) of the Securities Exchange Act of 1934 or Suspension of Duty to
           File Reports Under Sections 13 and 15(d) of the Securities
                              Exchange Act of 1934.

                     Commission File Number       333-31646
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                          PECO ENERGY TRANSITION TRUST
             (Exact name of registrant as specified in its charter)

               c/o First Union Trust Company, National Association
                       One Rodney Square, 920 King Street
                              Wilmington, DE 19801
                                 (302) 888-7532
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   (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                        Transition Bonds, Series 1999-A,
                           Class A-1 Through Class A-7
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            (Title of each class of securities covered by this Form)


                                      None
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         (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)    [  ]                       Rule 12h-3(b)(1)(ii)     [  ]
Rule 12g-4(a)(1)(ii)   [  ]
Rule 12g-4(a)(2)(i)    [  ]                       Rule 12h-3(b)(2)(i)      [  ]
Rule 12g-4(a)(2)(ii)   [  ]                       Rule 12h-3(b)(2)(ii)     [  ]
Rule 12h-3(b)(1)(i)    [X]                        Rule 15d-6               [  ]


     Approximate number of holders of record as of the certification or notice date: Ninety-five (95)
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     Pursuant to the requirements of the Securities Exchange Act of 1934, PECO
Energy Transition Trust has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.




Date: March 13, 2000                                  By: /s/ Thomas R. Miller
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                                                          Thomas R. Miller
                                                          Beneficiary Trustee